FORM 8-K


                         CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report (Date of earliest event reported): March 17, 2000



                    CCB FINANCIAL CORPORATION
     (Exact name of registrant as specified in its charter)


   North Carolina          0-12358             56-1347849
  (State or other      (Commission File      (IRS Employer
  jurisdiction of          Number)        Identification No.)
   incorporation)


        111 Corcoran Street, Durham, North Carolina 27701
  (Address, including zip code, of principal executive office)


                         (919) 683-7777
       (Registrant's telephone number, including zip code)


Item 5.     Other Events.

     On March 17, 2000, CCB Financial Corporation ("CCB") and National Commerce Bancorporation ("NCB") entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which CCB will merge with and into NCB (the "Merger"). The Boards of Directors of CCB and NCB approved the Agreement and the transactions contemplated therein on March 17, 2000.

     Upon the consummation of the Merger, each share of the Common Stock of CCB ("CCB Common Stock") (with certain exclusions) issued and outstanding at the effective time of the Merger (as described in the Agreement, the "Effective Time") shall be converted into and exchanged for the right to receive
2.45 shares (the "Exchange Ratio") of the Common Stock of NCB ("NCB Common Stock").

     In addition, at the Effective Time, all right with respect to CCB Common Stock, pursuant to stock options granted by CCB under its existing stock plans, shall be converted into and become rights with respect to NCB Common Stock on a basis that reflects the Exchange Ratio.

     The   Merger   is   intended  to   constitute   a   tax-free
reorganization under the Internal Revenue Code of 1986, as amended, and to be accounted for as a pooling of interests.

     The obligations of CCB and NCB to consummate the Merger are subject to the following conditions: (i) approval by shareholders of CCB and NCB; (ii) the qualification for quotation on the National Market System of The Nasdaq Stock Market, Inc. of the shares of NCB Common Stock to be issued in the Merger; (iii) the receipt of regulatory approvals (including approvals from the Federal Reserve Board and applicable state authorities); (iv) the effectiveness of a registration statement on Form S-4 with respect to the offering and exchange of NCB Common Stock in connection with the Merger; (v) the absence of any injunction or similar restraint enjoining or making illegal consummation of the Merger; (vi) the receipt by each of CCB and NCB of favorable legal opinions as to federal income tax effects of the merger;
(vii) the receipt by each of CCB and NCB of accountant's letters with respect to the qualification of the Merger for pooling of interests accounting treatment; (viii) the continuing truth and accuracy of representations and warranties of CCB and NCB in the Agreement, except as would not have a Material Adverse Effect (as defined in the Agreement); and (ix) the performance in all material respects by each of CCB and NCB of its covenants under the Agreement.

     The Agreement may be terminated, before or after shareholder approval, in certain circumstances: (i) upon the mutual consent of CCB and NCB; (ii) by either CCB or NCB if there is any nonappealable denial of a required regulatory approval or nonappealable order prohibiting the Merger; (iii) by either CCB or NCB if the Merger is not consummated within one year of March 17, 2000, unless the failure to consummate is due to a violation of the Agreement by the party seeking to terminate; or (iv) by either CCB or NCB if there is a breach of the other party's representations or warranties that is not cured within 45 days or curable prior to the Closing Date (as defined in the Agreement) and that, individually or together with any other such breaches, would (if occurring on the Closing Date) relieve the party seeking to terminate of its obligations to consummate the Merger.

     CCB and NCB have each granted to the other an irrevocable option to purchase up to 19.9% of the outstanding Common Stock of such party. The options are exercisable only upon the occurrence of certain events relating to competing proposals to acquire or combine with the issuing party. Each option also permits the surrender of such option or the shares acquired thereunder for a cash payment of the value thereof. Each option provides that the entire option may be surrendered for a cash payment of $45,000,000. Each option may substantially increase the cost to a third party of acquiring the issuer of the option and could be deployed to make it difficult or impossible to account for a competing transaction as a pooling of interests for a substantial period of time.

     The Agreement and the Merger will be submitted for approval to the shareholders of each of CCB and NCB. Prior to either meeting of shareholders, NCB will file a registration statement with the Securities and Exchange Commission registering, under the Securities Act of 1933, as amended, the offering of the shares of NCB Common Stock to be issued in exchange for the outstanding shares of CCB Common Stock. Such shares of NCB Common Stock will be offered to CCB's shareholders pursuant to a prospectus that will also serve as a joint proxy statement for separate meetings of the shareholders of CCB and NCB.

     For additional information regarding the Agreement, the CCB Stock Option Agreement and the NCB Stock Option Agreement,
reference is made to the copies of those documents which are incorporated herein by reference and will be filed as a subsequent amendment to this Form 8-K. The foregoing discussion is qualified in its entirety by reference to such documents.



Item 7.     Financial Statements and Exhibits.

          c) Exhibits

          Exhibit 99.  Press Release dated March 20, 2000


                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                                   CCB FINANCIAL CORPORATION
                                             (Registrant)



Dated March 21, 2000           By:  /s/ ERNEST C. ROESSLER
                                    Ernest C. Roessler
                                    Chairman, President and
                                    Chief Executive Officer